Exhibit 1

Execution Version

PURCHASE, SALE AND ASSIGNMENT AGREEMENT

This Purchase, Sale and Assignment Agreement (this “Agreement”) is entered into as of March 3, 2017, by and among FT SOF VII Holdings, LLC (the “Buyer”), ACM Emerging Markets Master Fund I, L.P. (“Master Fund Seller”), ACM Multi-Strategy Delaware Holding LLC (the “Multi-Strategy Seller” and, together with the Master Fund Seller, the “Sellers”), Eco-Stim Energy Solutions, Inc. (the “Issuer”) and each subsidiary of the Issuer that is a party hereto (together with the Issuer, the “Companies” and each, a “Company”). Each of the Sellers, the Buyer and each Company is a “Party” to this Agreement and collectively are the “Parties” hereto.

W I T N E S S E T H

WHEREAS, (i) Master Fund Seller desires to sell to Buyer, and Buyer desires to purchase from Master Fund Seller, (x) 2,030,436 shares of common stock of the Issuer, par value $0.001 per share (the “Issuer Shares”), and (y) $22,000,000 aggregate principal amount of the Issuer’s 14% convertible secured notes due 2018 issued and outstanding pursuant to that certain Convertible Note Facility Agreement, dated as of May 28, 2014 (as amended by that certain First Amendment to Convertible Note Facility Agreement, dated as of May 28, 2015, the “Convertible Note Facility Agreement”), by and between the Issuer and the Master Fund Seller, as note purchaser (the “Notes”) and (ii) Multi-Strategy Seller desires to sell to Buyer, and Buyer desires to purchase from Multi-Strategy Seller, 1,000 Class C Shares of Eco-Stim Argentina (the “Eco-Stim Argentina Shares” and, together with the Issuer Shares, the “Shares”), in each case of clauses (i) and (ii), subject to certain terms and conditions, including the execution of this Agreement;

WHEREAS, in connection with the Purchase and Sale, each Seller desires to assign and transfer to Buyer, and Buyer desires to receive and accept from each Seller, the Transferred Rights (as defined below), subject to, and in accordance with, the terms and conditions set forth in this Agreement (the “Assignment”); and

WHEREAS, Sellers and Buyer have requested the Companies to acknowledge and confirm the Purchase and Sale, the Assignment and all other transactions contemplated by this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.                Defined Terms; Rules of Construction.

(a)                Defined Terms. As used in this Agreement, the following terms shall have the definitions set forth below:

“Benefit Plan Investor” means (a) any employee benefit plan (as defined in section 3(3) of ERISA), that is subject to Title 1 of ERISA, (b) any plan to which Section 4975 of the Internal Revenue Code applies, including, without limitation, individual retirement accounts and Keogh plans, and (c) any entity, the underlying assets of which include plan assets of a plan described in (a) or (b) above by reason of a plan’s investment in the entity, including without limitation for this purpose, the general account of an insurance company, any of the underlying assets of which constitute “plan assets” under Section 401(c) of ERISA, or a wholly owned subsidiary thereof.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by any Requirement of Law to close.

“Closing Date” means the first Business Day on which each of the conditions set forth in Section 2(a) are satisfied or waived by the Buyer and each of the conditions set forth in Section 2(b) are satisfied or waived by the Sellers.

“Collateral” has the meaning assigned to such term in the Convertible Note Facility Agreement and includes all assets or property of any Company that secures or purportedly secures, or is otherwise collateral for or intended to be collateral for, the Obligations.

“Eco-Stim Argentina” means Eco-Stim Energy Solutions Argentina S.A., a sociedad anonima organized under the laws of the Republic of Argentina.

“Eco-Stim Texas” means EcoStim, Inc., a Texas corporation.

“Equity Interest” means, with respect to any Person, any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity, ownership or profits interests in any Person (however designated, whether voting or nonvoting), in each case, including the foreign equivalent thereof, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity, ownership or profits interest, including debt securities convertible or exchangeable into any such equity, ownership or profits interests, in each case, including the foreign equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Liens” means the security interests on the Collateral securing the Obligations.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“New Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 3 2017, by and among the Issuer, the Buyer and the other stockholders named therein.

“Note Documents” means each of the documents, agreements and instruments set forth on Exhibit A.

“Notes Purchase Price” means $24,354,301.37, of which (x) $22,000,000 represents the aggregate principal amount of outstanding Notes as of the Closing Date and (y) $2,354,301.37 represents accrued and unpaid interest on the Notes through, and including, the Closing Date.

“Obligations” has the meaning assigned to such term in the Convertible Note Facility Agreement.

“Original Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 28, 2014, by and among the Issuer, the Master Fund Seller and the other stockholders named therein.

“Original Stockholder Rights Agreement” means that certain Stockholder Rights Agreement, dated as of May 28, 2014, by and among the Issuer, the Master Fund Seller and the stockholders named therein.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Possessory Collateral” means any Collateral in the possession of the Sellers (or its agents or bailees) or under the control (as defined in the Uniform Commercial Code) of the Sellers, to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or which such Person or any of its property is subject.

“Share Documents” means each of the documents, agreements and instruments set forth on Exhibit B.

“Shares Purchase Price” means $2,038,045.25.

“Stockholder Rights Agreement” means that certain Stockholder Rights Agreement, dated as of May 28, 2014, by and among the Issuer and the stockholders named therein.

“Transferred Note Rights” means all of each Seller’s right, title and interest in, to or arising under and in connection with the Notes, including (i) all of each Seller’s right, title and interest in, to or arising under, each of the Note Documents and (ii) all claims, suits, causes of action, and others rights of each Seller, whether known or unknown, that in any way are based upon, arise out of, or are related to the Notes and the Note Documents.

“Transferred Rights” means the Transferred Note Rights and the Transferred Share Rights.

“Transferred Share Rights” means all of each Seller’s right, title and interest in, to or arising under and in connection with the Shares, including (i) all of each Seller’s right, title and interest in, to or arising under, each of the Share Documents and (ii) all claims, suits, causes of action, and others rights of each Seller, whether known or unknown, that in any way are based upon, arise out of, or are related to the Shares and the Share Documents. For the avoidance of doubt, the Transferred Share Rights include the Issuer Shares and the Eco-Stim Argentina Shares and all rights of Master Fund Seller as beneficial owner of the Issuer Shares and of Multi- Strategy Fund Seller as beneficial owner of the Eco-Stim Argentina Shares.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“Viking Rock AS” means Viking Rock AS, an aksjeselskap incorporated under the laws of the Kingdom of Norway.

“Viking Rock Holdings” means Viking Rock Holding AS, an aksjeselskap incorporated under the laws of the Kingdom of Norway.

(b)               Rules of Construction. Unless otherwise specified, references in this Agreement to any Section, clause or subclause refer to such Article, Section, clause or subclause as contained in this Agreement and references to any Exhibit or Schedule refer to such Exhibit or Schedule attached to this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section, clause or subclause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “security interest” and “lien” shall be construed as having the same meaning and effect and to refer to any charge, pledge and/or foreign equivalent of any of the foregoing. The word “cash” shall be construed to mean United States Dollars.

Section 2.                Purchase, Sale and Assignment.

(a)                Conditions to Performance by Buyer. Upon the satisfaction of the following conditions (or the waiver thereof by Buyer in its sole and absolute discretion), Buyer shall pay to the Sellers on the Closing Date (x) the Share Purchase Price as payment in full for the Transferred Share Rights and (y) the Notes Purchase Price as payment in full for the Transferred Note Rights, in each case of clauses (x) and (y), in cash in immediately available funds pursuant to the Sellers’ wire transfer instructions set forth on Schedule 2(a) hereto:

(i)                 each of the Parties shall have executed and delivered a counterpart to this Agreement;

(ii)               Sellers shall have delivered to Buyer, and Buyer shall have accepted from Sellers, all certificates and instruments listed on Exhibit C;

(iii)             each of Ahmad Al-Sati, Lap Wai Chan and Leonel Narea shall have resigned from the Issuer’s board of directors and all sub-committees thereof and David Proman, Andrew Teno and Andrew Colvin shall have been nominated as their respective replacements;

(iv)             Master Fund Seller shall have delivered to the transfer agent for the Company’s common stock (the “Transfer Agent”) all physical certificates representing the Issuer Shares, and the Buyer shall have received evidence satisfactory to it that the Issuer Shares shall have been transferred into the name of Buyer’s designated nominee on the books of The Depository Trust Company (the “DTC Transfer”);

(v)               all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person (including NASDAQ), or any contract or agreement applicable to any Company or the Sellers or the Buyer, that are required in connection with the transactions contemplated by this Agreement (including the DTC Transfer) shall have been obtained by each Company and the Buyer and Sellers, as applicable, and shall be in full force and effect;

(vi)             all representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects;

(vii)           since September 30, 2016, there shall not have occurred any uninsured loss of, or casualty with respect to, any equipment that is material to the operations of the Companies, taken as a whole;

(viii)         Buyer shall have received (i) a copy of Master Fund Seller’s organizational documents, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of Master Fund Seller executing this Agreement and each other Transaction Document, (iii) resolutions of the board of directors or similar governing body of Master Fund Seller approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by its secretary or person serving in a similar capacity as being in full force and effect as of the Closing Date without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Master Fund Seller’s jurisdiction of incorporation, organization or formation;

(ix)             the Companies shall be in compliance with all material Requirements of Law, which shall include all reporting requirements of the U.S. Securities and Exchange Commission and the Nasdaq listing requirements; and

(x)               Buyer shall have received an executed consent and waiver from each of the parties to the Stockholder Rights Agreement and the Registration Rights Agreement (in each case, other than the Master Fund Seller) confirming that such party waives any and all defaults, violations and/or other non-compliance by the Master Fund Seller with the Original Stockholder Rights Agreement, including Section 4.04 thereof, and the Original Registration Rights Agreement, including Section 10 thereof, as a result of the consummation of the Purchase and Sale and the Assignment and the entry into the New Registration Rights Agreement (the “Consent and Waiver”), which waivers shall be in form and substance satisfactory to the Buyer and shall be in full force and effect.

(b)               Conditions to Performance by Sellers. Upon the satisfaction of the following conditions (or waiver thereof by the Sellers in their sole and absolute discretion), Sellers shall, and hereby does, sell, transfer, assign and convey the Transferred Rights to Buyer on the Closing Date:

(i)                 each of the Parties shall have executed and delivered a counterpart to this Agreement;

(ii)               the Sellers shall have received the Notes Purchase Price and the Shares Purchase Price;

(iii)             all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person (including NASDAQ), or any contract or agreement applicable to each Company or the Sellers or the Buyer, that are required in connection with the transactions contemplated by this Agreement shall have been obtained by such Company and the Sellers, as applicable, and shall be in full force and effect;

(iv)             all representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects;

(v)               Sellers shall have received (i) a copy of Buyer’s organizational documents, certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of Buyer executing this Agreement and each other Transaction Document, (iii) resolutions of the board of directors or similar governing body of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by its secretary or person serving in a similar capacity as being in full force and effect as of the Closing Date without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Buyer’s jurisdiction of incorporation, organization or formation; and

(vi)             the general counsel of the Issuer shall have delivered an opinion to the Transfer Agent in form and substance reasonably satisfactory to Master Fund Seller confirming that the Issuer Shares can be transferred without restriction under applicable Requirements of Law.

(c)                Closing. The closing of the Purchase and Sale and the Assignment, including the delivery of all related documentation required in connection therewith (including the Transaction Documents)

 (the “Closing”), shall occur at the offices of Stroock & Stroock & Lavan LLP at 10:00 A.M. New York City time on the Closing Date (or such other time that is agreed among the Parties).

 (d)               Effect of Closing Date. Each of the Sellers and the Buyer and each Company hereby acknowledges, confirms and consents to the following on, as of and after the Closing Date:

(i)                 the Sellers hereby irrevocably assigns and delegates to Buyer, and Buyer hereby accepts, all of the rights, powers (including powers of attorney), benefits, privileges, discretions, and duties and interest in, to and under the Note Documents and the Share Documents, including (A) as “Investor”, “Stockholder”, “Note Purchaser”, “Note Holder”, “Secured Party”, “Pledgee” and/or any other beneficial role or beneficial title that the Sellers hold or maintain thereunder and (B) the Existing Liens and all other rights, discretions, privileges and interests granted to, or in favor of, the Sellers under the Note Documents;

(ii)               the each Seller hereby authorizes the Companies and Buyer to, and the Companies authorize Buyer to, prepare, enter into, execute, deliver, record and/or file any and all notices, certificates, instruments, financing statements and/or other documents or agreements and all such filings in respect of any collateral, and assignments, amendments or supplements to any financing statements, mortgages, deeds of trust, security agreements, pledge agreements, intellectual property security agreements, certificates of title or ownership, stock powers, account control agreements, intercreditor agreements or other documents and, in each case, including the foreign equivalent thereof), as Buyer deems necessary or desirable to effect or evidence (of public record or otherwise) the transactions contemplated by this Agreement, and to maintain the validity, perfection, priority, of, or assign to Buyer, the Existing Liens, and the Companies and each Seller hereby agree to execute and deliver any documentation reasonably requested by the Buyer to maintain the validity, perfection or priority of, or assign to the Buyer, the Existing Liens, or to maintain the rights, powers and privileges afforded to the each Seller;

(iii)             on and after the Closing Date, to the extent the Existing Liens have not been assigned to the Buyer, (A) each Seller shall be deemed to hold such Existing Liens as collateral representative and sub-agent of the Buyer for the benefit, and on behalf, of the Buyer for the purposes of maintaining the priority and perfection of the Existing Liens and until such time as the Existing Liens have been assigned to the Buyer, (B) each Seller shall follow all instructions given to it by the Buyer with respect to exercising remedies with respect to the Collateral and/or the Existing Liens (including any instruction to credit bid) and with respect to protecting or maintaining the Collateral and/or the Existing Liens until such time as the Existing Liens have been assigned to the Buyer and (C) each Seller shall hold in trust for the benefit of, and promptly turn over to, the Buyer any proceeds of the Collateral and/or in respect of the Existing Liens that is received by each Seller;

(iv)             each Seller shall (A) promptly make, or cause to be made, all reasonably requested filings and take all other actions reasonably requested (including the entry into powers of attorney) that are necessary or advisable to maintain the validity, perfection and priority of the Existing Liens in connection with the assignment thereof to the Buyer, (B) execute all documents, agreements or instruments as may be reasonably requested by the Buyer to transfer the rights and privileges of each Seller under the Share Documents and/or the Note Documents to the Buyer and (C) take all other actions reasonably requested by the Buyer to facilitate the transfer of information and the Existing Liens to the Buyer in connection with the Share Documents and/or the Note Documents, including the delivery of any Possessory Collateral not listed on Exhibit C, if any;

(v)               each Company hereby (A) agrees that the Existing Liens shall be continuing and in effect as of the Closing Date and are hereby ratified and reaffirmed by such Company, (B) agrees that the Existing Liens are hereby assigned to the Buyer and (C) confirms that all Collateral encumbered by such Existing Liens will continue to secure the payment and performance of the Obligations in accordance with the Note Documents;

(vi)             if at any time after the date hereof, each Seller receives any payment or other distribution of cash (including dividends), securities, instruments or other property or proceeds on account of the Transferred Share Rights (each, a “Distribution”), whether or not the Distribution is assignable, each Seller shall (i) accept and hold the Distribution (to the extent received by each Seller) on behalf of and for the sole benefit of Buyer, (ii) have no equitable or beneficial interest in the Distribution and (iii) deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution, in no event later than three (3) business days after the date on which such Seller receives the Distribution) to Buyer in the same form received and, when necessary or appropriate, with such Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule, order or other document governing the transfer of any such Distribution, or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause the Distribution to be registered in Buyer’s name, or such name as Buyer may direct in writing, and deliver securities or any non-cash Distribution to Buyer or to such entity as Buyer may direct as soon as practicable; and

(vii)           each Party hereby waives any notice requirement under the Share Documents or Note Documents in respect of transactions contemplated by this Agreement.

Section 3.                Representations and Warranties of Sellers.

Each Seller hereby represents and warrants to Buyer, as of the date hereof and on the Closing Date, that:

(a)                Due Organization and Authority. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, having full right, power and authority to execute and deliver this Agreement and all other documents necessary or desirable to consummate the transactions contemplated hereby (the “Transaction Documents”), as applicable, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               Authorization and Validity of Agreement. Such Seller has taken all action necessary in order to authorize, execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been duly executed and delivered by such Seller and are valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).

(c)                No Violations, No Conflicts. Such Seller’s authorization, execution, delivery and performance of this Agreement and the other Transaction Documents does not and will not (i) violate any law, rule, regulation or court order to which such Seller is subject or (ii) conflict with or result in a breach of such Seller’s organizational documents, or breach or result in a default under any material agreement to which such Seller is a party or by which such Seller or such Seller’s assets are bound. All consents or approvals required to be obtained, and all notices required to be delivered, by such Seller from or to any Governmental Authority or other Person in connection with such Seller’s authorization, execution, delivery and performance of this Agreement and the other Transaction Documents are set forth on Schedule 3(c), which consents, approvals and notices (x) have already been obtained or given by such Seller and remain in full force and effect as of the date hereof and as of the Closing Date or (y) are required to be obtained, or delivered to, the Issuer.

(d)               Accredited Investor; Non-Affiliate. Such Seller is, and has been since it acquired the Shares and the Notes, an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

(e)                Independent Investigation; No Reliance. Such Seller has, independently and without reliance on Buyer, the Issuer or any of their respective affiliates, made its own appraisal and decision with respect to the transactions described above, the financial condition, creditworthiness and affairs of the Issuer and each of its affiliates, and the value of the Transferred Rights. Such Seller has had the opportunity to obtain and has obtained all of the information that it has deemed appropriate for the purpose of evaluating its investment in the Transferred Rights, is satisfied with the scope and extent of its investigations and requires no additional information to make an informed decision. Such Seller is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of independently evaluating the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, and is able to bear the risks attendant to the transactions contemplated hereby. Such Seller is dealing with Buyer on a professional arm’s length basis and neither Buyer nor any of its affiliates is acting as fiduciary or advisor to such Seller with respect to this Agreement or the transactions contemplated hereby.

(f)                No Proceedings. There are no proceedings pending against such Seller or, to the best of such Seller’s knowledge, threatened against such Seller before any relevant governmental authority that, in the aggregate, will materially and adversely affect (i) the Transferred Rights or (ii) any action taken or to be taken by such Seller under this Agreement or the other Transaction Documents.

(g)               Legal and Beneficial Ownership. Such Seller has good and valid title to the Transferred Rights, as applicable, and is the sole legal and beneficial owner of the Transferred Rights, as applicable, free and clear of any mortgage, pledge, security interest, charge, hypothecation, security agreement, security arrangement, encumbrance, lien or other adverse claim against title of any kind, and such Seller shall transfer to Buyer such full and unencumbered ownership of the Transferred Rights it owns. Such Seller has not made any prior assignment, transfer or participation of the Transferred Rights or of any interest therein and has not entered into any agreement (other than this Agreement) or arrangement to do the same. Such Seller has not taken any action that has, or would reasonably be expected to, terminate, impair or invalidate any of the Existing Liens. To the knowledge of such Seller, the Transferred Shares are fully paid and non-assessable. Such Seller has not granted any proxies with respect to the Transferred Share Rights that remain in effect as of such date.

(h)               Compliance with Securities Laws. Such Seller acquired the Transferred Rights in private transactions for its own account and without a view toward public resale or other distribution thereof in violation of the Securities Act or any other applicable securities laws, and has not sold or offered, or solicited any offer to buy, the Transferred Rights in a manner which would violate or require registration under the Securities Act or any other applicable securities laws. Neither such Seller nor anyone acting on its behalf has engaged in any general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act in connection with the offer or sale of the Transferred Rights.

(i)                 No Broker’s Fee. No broker, finder or other entity acting under the authority of such Seller or any of its affiliates is entitled to any broker’s commission or other fee in connection with its sale of the Transferred Rights for which Buyer could be responsible.

(j)                 ERISA Representation. Such Seller is not, and is not using assets of, a Benefit Plan Investor or of a governmental, church or non-U.S. plan that is subject to ERISA or any similar Requirement of Law or any entity whose assets are treated as assets of any such plan to own the Notes and the Shares. The holding and sale of any Notes or any interest therein and of the Shares or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar Requirement of Law. Each term used in this Section 3(j) that is not defined in this Agreement has the meaning assigned thereto in the Convertible Note Facility Agreement

(k)               No Distributions. Such Seller has not received Distributions, with respect to the Shares on or since February 7, 2017.

(l)                 Note Documents. Exhibit A sets forth a true, accurate and complete list of all documents, agreements and instruments relating to the Transferred Note Rights to which such Seller is a party, including all amendments, supplements, waivers or other modifications thereto.

(m)             Share Documents. Exhibit B sets forth a true, accurate and complete list of all documents, agreements and instruments relating to the Transferred Share Rights to which such Seller is a party, including all amendments, supplements, waivers or other modifications thereto.

(n)               Assignment. The Transferred Notes constitute all indebtedness and liabilities of the Companies that is owed to such Seller or any affiliate thereof. The Transferred Shares constitute all of the Equity Interests held or beneficially owned by such Seller or any affiliate thereof in any of the Companies, including Eco-Stim Argentina. After giving effect to the Closing, as of the Closing Date, no Seller or any affiliate thereof holds or beneficially owns Equity Interests of the Companies, including Eco-Stim Argentina.

(o)               No Conversion. Sellers have not taken any action to convert any Transferred Notes into Equity Interests of the Issuer or any other Company.

Section 4.                Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Sellers, as of the date hereof and on the Closing Date, that:

(a)                Due Organization and Authority. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, having full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               Authorization and Validity of Agreement. Buyer has taken all action necessary in order to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).

(c)                No Violations; No Conflicts. Buyer’s authorization, execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Buyer is subject, (ii) conflict with or result in a breach of Buyer’s organizational documents, or breach or result in a default under any material agreement to which Buyer is a party or by which Buyer’s assets are bound or (iii) require the consent or approval of, or giving of notice to, any third party or any regulatory authority or governmental authority or agency having jurisdiction over Buyer, other than (A) any such consent or approval that has already been obtained, or notice that has already been given, and remains in full force and effect and (b) consents and approvals required to be given by, and notices required to be delivered to, the Issuer.

(d)               Accredited Investor. Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(e)                No Registration. Buyer understands and agrees that (i) the transfer of the Shares and the Notes have not been registered under the Securities Act or any state securities law and, assuming the accuracy of each Seller’s representations and warranties set forth in Section 3 hereof, are being transferred to it in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Shares and the Notes may not be offered or resold except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from registration under the Securities Act and applicable state securities laws, or under circumstances where neither such registration nor such an exemption is required by applicable law.

(f)                Independent Investigation; No Reliance. Buyer has, independently and without reliance on Sellers, the Issuer or any of their respective affiliates, made its own appraisal and decision with respect to the transactions described above, the financial condition, creditworthiness and affairs of the Issuer and each of its affiliates, and the value of the Transferred Rights. Buyer has had the opportunity to obtain and has obtained all of the information that it has deemed appropriate for the purpose of evaluating its investment in the Transferred Rights, is satisfied with the scope and extent of its investigations and requires no additional information to make an informed decision. Buyer is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of independently evaluating the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, and is able to bear the risks attendant to the transactions contemplated hereby. Buyer is dealing with Sellers on a professional arm’s length basis and neither Sellers nor any of its affiliates is acting as fiduciary or advisor to the Buyer with respect to this Agreement or the transactions contemplated hereby.

(g)               No Proceedings. There are no proceedings pending against Buyer or, to the best of Buyer’s knowledge, threatened against Buyer before any relevant governmental authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by Buyer under this Agreement.

(h)               Acquisition. Buyer is acquiring the Shares and Notes without a view to, or for resale in connection with, any distribution of, or with any present intention of distributing or selling in connection with any distribution, all or any portion thereof in violation of the Securities Act.

(i)                 No Broker’s Fee. No broker, finder or other entity acting under the authority of Buyer or any of its affiliates is entitled to any broker’s commission or other fee in connection with its purchase of the Shares and Notes for which Sellers could be responsible.

(j)                 ERISA Representation. Buyer is not, and is not using assets of, a Benefit Plan Investor or of a governmental, church or non-U.S. plan that is subject to ERISA or any similar Requirement of Law or any entity whose assets are treated as assets of any such plan to purchase the Notes and the Shares. The purchase and holding of any Notes or any interest therein and the acquisition of the Shares or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar Requirement of Law. Each term used in this Section 4(j) that is not defined in this Agreement has the meaning assigned thereto in the Convertible Note Facility Agreement.

(k)               Big-Boy Provision. The Buyer acknowledges and understands that the Sellers may possess material non-public information regarding the Issuer not known to the Buyer that may impact the value of the Shares and Notes, including, without limitation, (i) information received by principals and employees of the Sellers in their capacities as directors, officers, significant stockholders and/or affiliates of the Issuer, (ii) information otherwise received from the Issuer on a confidential basis, and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Issuer and its board of directors (collectively, the “Information”), and that the Sellers are not disclosing the Information to the Buyer. The Buyer understands, based on its experience, the disadvantage to which the Buyer is subject due to the disparity of information between the Sellers and the Buyer. Notwithstanding such disparity, the Buyer has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Buyer agrees that the Sellers shall have no liability to the Buyer whatsoever due to or in connection with the Sellers’ use or non-disclosure of the Information or otherwise as a result of the transactions contemplated by this Agreement, and the Buyer hereby irrevocably waives any claim that it might have based on the failure of the Sellers to disclose the Information.

Section 5.                Representations and Warranties of the Companies. Each Company hereby represents and warrants to Buyer, as of the date hereof and on the Closing Date, that:

(a)                Due Organization and Authority. Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, having full right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents, as applicable, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               Authorization and Validity of Agreement. Each Company has taken all action necessary in order to authorize, execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby, as applicable. This Agreement and the other Transaction Documents have been duly executed and delivered by each Company and are valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).

(c)                No Violations, No Conflicts. Each Company’s authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party does not and will not (i) violate any law, rule, regulation or court order to which such Company is subject or (ii) conflict with or result in a breach of such Company’s organizational documents, or breach or result in a default under any material agreement to which such Company is a party or by which such Company’s assets are bound. All consents or approvals required to be obtained, and all notices required to be delivered, by each Company from or to any Governmental Authority or other Person in connection with such Company’s authorization, execution, delivery and performance of this Agreement and the other Transaction Documents are set forth on Schedule 5(c), which consents, approvals and notices have already been obtained or given by such Company and remain in full force and effect as of the date hereof and as of the Closing Date.

   (d)               No Proceedings. There are no proceedings pending against any Company or, to the best of each Company’s knowledge, threatened against such Company before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect (i) the Transferred Rights or (ii) any action taken or to be taken by Buyer, Sellers or any Company under this Agreement or the other Transaction Documents.

(e)                No Broker’s Fee. No broker, finder or other entity acting under the authority of any Company or any of its affiliates is entitled to any broker’s commission or other fee in connection with its sale of the Transferred Rights for which such Company could be responsible.

(f)                Note Documents. Exhibit A sets forth a true, accurate and complete list of all documents, agreements and instruments relating to the Transferred Note Rights to which any Company is a party, including all amendments, supplements, waivers or other modifications thereto.

(g)               Share Documents. Exhibit B sets forth a true, accurate and complete list of all documents, agreements and instruments relating to the Transferred Share Rights to which any Company is a party, including all amendments, supplements, waivers or other modifications thereto.

(h)               Assignment. The assignment of (x) the Transferred Note Rights by Sellers to Buyer complies with the terms of the Note Documents (including Section 9.1B of the Convertible Note Facility Agreement) and (y) the Transferred Share Rights by Sellers to Buyer complies with the terms of the Share Documents (including Section 6.07 of the Stockholder Rights Agreement). The Transferred Notes constitute all indebtedness and liabilities of the Companies that is owed to Sellers or any affiliate thereof. The Transferred Rights include all of the Equity Interests held by Sellers or any affiliate thereof in any of the Companies, including Eco-Stim Argentina.

(i)                 No Conversion. No Company has taken any action to convert any Transferred Notes into Equity Interests of the Issuer or any other Company.

Section 6.                Future Cooperation. Each Party agrees to provide such further notifications and execute such other documents and instruments as may be reasonably requested for the purpose of giving effect to or evidencing the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.                Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned by any Party without the consent of the other Parties hereto.

Section 8.                Severability. The provisions of this Agreement are intended to be severable. If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 9.                Execution in Counterparts; Amendment. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute a singular agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of an original executed counterpart of this Agreement. This Agreement may be amended or modified only by a written instrument signed by each Party.

Section 10.            Governing Law. This Agreement and the other Transaction Documents, and the rights and obligations of the Parties hereunder and thereunder, and any claim, controversy or dispute arising under or in connection herewith or therewith shall be governed by, and construed in accordance with, the laws of the State of New York. Each Party irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby or the actions of the Parties in the negotiation, performance or enforcement hereof. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or any other Transaction Document or any of the transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any federal or state court in the borough of Manhattan, the city of New York, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

Section 11.            Indemnification. Each Party hereto agrees, irrespective of the occurrence of the Closing Date, that if (x) any representation and warranty made by such Party under this Agreement or any other Transaction Document proves to be untrue or incorrect at the time made or (y) such Party breaches, violates or is in default of any covenant contained in this Agreement or any other Transaction Document (each of clauses (x) and (y), a “Breach”), such Party (the “Breaching Party”) shall indemnify and hold harmless each other Party hereto and each of such other Party’s affiliates and such other Party’s and its affiliates’ officers, directors, employees, agents, advisors, legal counsel, consultants, representatives, controlling persons, members and successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees and disbursements of counsel) and liabilities (including any actions or other proceedings commenced or threatened in respect thereof), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any action, investigation, litigation or proceeding or the preparation or conduct of a defense in connection therewith (whether or not such Indemnified Person is a party to any such action, investigation, litigation or proceeding)), in each case, arising out of or in connection with or by reason of such Breach, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. Each Breaching Party hereby agrees to reimburse each Indemnified Person promptly upon demand for all reasonable and documented legal and other expenses incurred by such Indemnified Person in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to any such investigation, litigation or proceeding to which the indemnity in this Section 11 applies (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein). No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Company or Breaching Party, except for direct damages (as opposed to special, indirect, consequential or punitive damages including, without limitation, any loss of profits, business or anticipated savings) determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

Section 12.            Costs and Expenses. Each Party to this Agreement shall be responsible for such Party’s own expenses in connection with the transactions contemplated hereunder and this Agreement; provided that (i) the Issuer shall be required to pay or reimburse the cost of any opinion of counsel that the Issuer requires in connection with the transactions contemplated by this Agreement and (ii) with respect to the Issuer and the Buyer only, the provisions of this Section 12 shall be subject to any expense reimbursement agreement between the Issuer and the Buyer as in effect on the date hereof.

Section 13.            Entire Agreement. This Agreement, together with the other Transaction Documents, represents the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, if any, relating to the subject matter contemplated herein.

Section 14.            Survival. The provisions of this Agreement relating to representations, warranties, covenants, costs and expenses, amendments, indemnification, governing law, waiver of jury trial and jurisdiction shall survive the expiration and termination of this Agreement and/or the Closing.

Section 15.            Notices. All notices, requests, demands and other communications to any Party given under this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier (with confirmation received) to such Party at the address, electronic mail address or telecopy number specified for such Party on Schedule 15 hereto, or at such other address, electronic mail address or telecopy number as such Party may subsequently request in writing. All notices, requests, demands and other communications will be deemed delivered when actually received.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its authorized signatory as of the date first written above.

ACM EMERGING MARKETS MASTER FUND I, L.P., acting through ALBRIGHT CAPITAL MANAGEMENT LLC, its general partner, as Seller

By:	/s/ Gregory B. Bowes
Name: Gregory B. Bowes
Title: Managing Principal

ACM MULTl-STRATEGY DELAWARE HOLDING LLC

By:	/s/ Nelson Oliveira
Name: Nelson Oliveira
Title: Manager

FT SOF VII HOLDINGS, LLC, as Buyer

By:	/s/ Brian Meyer
Name: Brian Meyer
Title: Authorized Person

COMPANIES

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ Alexander Nickolatos
Name: Alexander Nickolatos
Title: CFO

ECOSTIM, INC.

By:	/s/ Alexander Nickolatos
Name: Alexander Nickolatos
Title: CFO

ECO-STIM ENERGY SOLUTIONS ARGENTINA S.A.

By:	/s/ Carlos A. Fernandez
Name: Carlos A. Fernandez
Title: Chairman

VIKING ROCK AS

By:	/s/ Jon Christopher Boswell
Name: Jon Christopher Boswell
Title: Chairman

VIKING ROCK HOLDING AS

By:	/s/ Jon Christopher Boswell
Name: Jon Christopher Boswell
Title: Chairman

ECO-STIM ENERGY SOLUTIONS ARGENTINA S.A.

By:	/s/ Ernesto Oscar Sotomayor
Name: Ernesto Oscar Sotomayor
Title: Regular Director

SCHEDULE 2(a)

Wire Instructions

SCHEDULE 3(c)

Seller Consents

None.

SCHEDULE 5(c)

Company Consents

None.

SCHEDULE 15

Notice Information

EXHIBIT A

NOTE DOCUMENTS

(1)	Convertible Note Facility Agreement dated as of May 28, 2014 by and between the Issuer and the Seller
(2)	First Amendment to Convertible Note Facility Agreement, dated as of May 28, 2015, by and between the Issuer and the Seller
(3)	Convertible Promissory Note dated May 28, 2014 between the Issuer and the Seller, as the Payee in the amount of $22,000,000
(4)	Security and Guaranty Agreement dated as of May 28, 2014 by and among the Issuer Viking Rock Holding, Viking Rock AS and Seller, as the Secured Party
(5)	Security Agreement dated May 28, 2014 between Viking Rock Holding, as Pledgor and Seller, as Pledgee
(6)	Security Agreement dated May 28, 2014 between Viking Rock AS, as Pledgor and Seller, as Pledgee
(7)	Share Pledge Agreement dated May 28, 2014 by and between the Issuer, as Pledgor, and the Seller, as Pledgee for 100% of the shares of Viking Rock Holding
(8)	Share Pledge Agreement dated May 28, 2014 by and between Viking Rock Holding, as Pledgor, and the Seller, as Pledgee, for 100% of the shares of Viking Rock
(9)	Viking Intercompany Note dated as of May 28, 2014 by and between Viking Rock AS, as Payor, and Issuer, as Payee
(10)	Shares Pledge Agreement dated as of May 28, 2014 by and between Issuer and Seller for 65% of the shares of Eco-Stim Argentina, together with the Acceptance Letter
(11)	Share Purchase Agreement dated May 14, 2014 between Ernesto Oscar Sotomayor and Maria Alejandra Suarez, as the Sellers, and Issuer for 100% of the shares of Tango Rock S.A.
(12)	Well Stimulation Asset Package Rental Agreement dated as of May 27, 2014 by and between Viking Rock and Eco-Stim Argentina
(13)	Well Stimulation Support Package Rental Agreement dated as of May 27, 2014 by and between Viking Rock and Eco-Stim Argentina
(14)	Parent Company Guarantee dated as of May 28, 2014 by Eco-Stim Energy Services, Inc., in favor of Viking Rock
(15)	Service Agreement dated May 22, 2014 by and between Medanito S.A. and Eco-Stim Argentina

(16)	Assignment and Assumption Agreement dated May 28, 2014 by and between Eco-Stim Argentina and Viking Rock assigning the rights and obligations under the Purchase Agreement dated May 14, 2014 by and between Eco-Stim Argentina and QM Equipment SA
(17)	General Terms & Conditions of Purchase Option dated May 14, 2014 by and between QME USA, LLC and the Issuer
(18)	Assignment and Assumption Agreement dated May 28, 2014 by and between Issuer and Viking Rock assigning the rights and obligations under the Purchase Order dated January 8, 2014 between Issuer and Stewart & Stevenson Manufacturing Technologies LLC
(19)	Purchase Order dated January 8, 2014 between Issuer and Stewart & Stevenson Manufacturing Technologies LLC
(20)	Bill of Sale of Equipment dated May 28, 2014 between SageRider, Inc. and Viking Rock
(21)	Exclusive Sales Agreement dated April 30, 2014 between Fotech Oil & Gas Solutions Limited and Issuer
(22)	Share Certificate No. 003 of the Issuer dated May 9, 2014 and Irrevocable Stock Power for Eco-Stim Texas, executed in blank
(23)	Share Certifcates No. 5 and No. 6 of Eco-Stim Argentina dated May 28, 2014 (in Spanish)
(24)	Share Certificates Nos. 1-4 of Tango Rock S.A. (in Spanish)
(25)	UCC-1 Financing Statement of the Issuer as Debtor and the Seller as the Secured Party
(26)	UCC-1 Financing Statement of Eco-Stim Texas as Debtor and the Seller as the Secured Party
(27)	UCC-1 Financing Statement of Viking Rock Holding as Debtor and the Seller as the Secured Party
(28)	UCC-1 Financing Statement of Viking Rock AS as Debtor and the Seller as the Secured Party
(29)	Release Undertaking by the Seller dated May 25, 2014
(30)	Acknowledgement of Pledge of Bank Accounts from Sparebanken Møre to the Seller with respect to Viking Rock Holding dated May 30, 2014
(31)	Certificate of Insurance dated May 27, 2014 with the Seller and Albright Capital Management, LLC as the certificate holder
(32)	Shareholders Agreement dated November 30, 2016 by and among the Issuer, Eco-Stim Texas and ACM Multi-Strategy Delaware Holdings LLC, a subsidiary of the Seller

(33)	Power of Attorney on behalf of Carlos Alberto Fernandez dated December 6, 2016
(34)	Power of Attorney on behalf of Jon Christopher Boswell dated November 30, 2016
(35)	Notice of Pledge from the Issuer to Viking Rock Holding dated May 28, 2014
(36)	Notice of Pledge from Viking Rock Holding to Viking Rock AS dated May 28, 2014
(37)	Notice of Pledge of Rental Agreement Claims and Rental Guarantee Claims from Viking Rock AS to Eco-Stim Argentina and the Issuer dated May 28, 2014
(38)	Notice from Viking Rock AS to Sparebanken Møre dated May 28, 2014
(39)	Acknowledgement of Pledge of Bank Accounts from Sparebanken Møre to the Seller with respect to Viking Rock AS dated May 30, 2014
(40)	Notice from Viking Rock Holding to Sparebanken Møre dated May 28, 2014
(41)	Acknowledgement of Pledge of Bank Accounts from Sparebanken Møre to the Seller with respect to Viking Rock Holding dated May 30, 2014
(42)	The following waivers:
Date	CNA Section(s)	Reason for Waiver
11/11/14	6.7A	Use of second draw to purchase (not lease) Argentine assets and partial
1/21/15	1.1 & 7.12	Change of statutory accountant in Norway
2/2/15	7.1, 7.2 & 8.2	Installment purchase of Green Field equipment & assoc. liens
12/16/15	7.9(iii)	Repurchase of shares for 6 months, ltd. to $250,00 in 2015
2/11/16	7.13, 8.1D & 8.2	EBIDTA/lease payment coverage ratio for FY 2015
7/25/2016	6.20(A)(z); 8.2	U.S. cash balance below $3 million—deferred until 6/30/17
8/31/16	7.1, 7.2, 8.1D & 8.2	Installment purchase of tractors in Argentina
11/29/16	7.1, 7.2, 8.1D, 8.2 & 9.4	Incurrence of $2 million of secured debt; release of liens on turbine-powered frac units

EXHIBIT B

SHARE DOCUMENTS

(1)	Securities Purchase Option Agreement dated May 28, 2014 by and among the Issuer and the Seller for the right to purchase 1,333,333 of Issuer’s shares
(2)	Registration Rights Agreement dated as of May 28, 2014, by and among the Issuer, the Seller, and Jon Christopher Boswell, Mark Stevenson, Carlos Fernandez, Alexander Nickolatos, Craig Murrin, Bobby Chapman and Miguel DiVincenzo, as the Management Stockholders
(3)	Stockholder Rights Agreement dated as of May 28, 2014 among the Issuer, as the Company, the Seller, as the Investor, and Jon Christopher Boswell, Mark Stevenson, Carlos Fernandez, Alexander Nickolatos, Craig Murrin, Bobby Chapman and Miguel DiVincenzo, as the Management Stockholders
(4)	Spousal Consents to the Stockholder Rights Agreement, dated on or before May 28, 2014
(5)	The following waivers:
Date	CNA Section(s)	Reason for Waiver
11/12/2014	3(a) Rights Agreement	Waiver of 10 day notice
2/6/15	3.01(f)	Waiver of 40% ROFO re 2015 public offerings
7/13/2016	3.01(f)	Waiver of 40% ROFO re 375k of shares
8/31/16	3.01 & 8.2	Waiver of 40% ROFO re. $5,801,796 ATM offering
8/31/16	7.1, 7.2, 8.1D & 8.2	Installment purchase of tractors in Argentina
11/29/16	7.1, 7.2, 8.1D, 8.2 & 9.4	Incurrence of $2 million of secured debt; release of liens on turbine-powered frac units

EXHIBIT C

PHYSICAL DELIVERABLES

(1)	Share Certificate No. 003 of Eco-Stim Texas dated May 9, 2014 and Irrevocable Stock Power for Eco-Stim Texas, executed in blank
(2)	Share Certificates No. 5 and No. 6 of Eco-Stim Argentina dated May 28, 2014 (in Spanish)
(3)	Convertible Promissory Note dated May 28, 2014 made by the Issuer to the Seller as the Payee in the amount of $22,000,000
(4)	Viking Intercompany Note dated as of May 28, 2014 by and between Viking Rock AS, as Payor, and Issuer, as Payee